Exhibit 10.20

SECOND ADDENDUM TO MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS SECOND ADDENDUM (the “Second Addendum”) entered into on August 12, 2020, amends, modifies, supplements and clarifies the terms and conditions of that certain Membership Interest Purchase Agreement (the “Original Agreement”), dated as of January 22, 2020, by and among 4Front Holdings LLC, a Delaware limited liability company (“4F Holdings”), 4Front Arkansas, LLC, a Delaware limited liability company (“4F Arkansas”, and together with 4F Holdings, collectively, the “Seller”), and Denham Investments, LLC, an Arkansas limited liability company (“Buyer”).

RECITALS:

WHEREAS, Seller and Buyer entered into the Original Agreement with the intent to close the sale, transfer, and assignment of Seller’s Collective Interest on January 22, 2020;

WHEREAS, Seller and Buyer amended, modified and supplemented the Original Agreement pursuant to that certain First Addendum to Membership Interest Purchase Agreement, dated as of March 31, 2020 (the “First Addendum,” and the Original Agreement, as amended, modified, supplemented and clarified by the First Addendum, the “Agreement”);

WHEREAS, Seller and Buyer acknowledge that the right of first refusal notice, pursuant to Section 11.04 of the LLC Agreement, has been provided and that the applicable right of first refusal has expired or been waived by ANP and its members, and as a result, pursuant to Section B(i)(a) of the First Addendum, the Payment was applied to the Purchase Price on the Second Closing Date; and

WHEREAS, the Seller and Buyer now desire to further amend the Agreement in certain respects as more particularly set forth below. In that regard, the Second Addendum shall merge with the Agreement to become a part thereof and be fully binding upon the parties, and their respective affiliates and assigns.

NOW, THEREFORE, in consideration of the execution and delivery of this Second Addendum and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby agree as follows:

1.Definitions. Terms capitalized but not otherwise defined herein shall have the meanings ascribed to them in the Agreement. For purposes of clarification, the terms Closing and Closing Date have the meanings given to them in the Original Agreement.

2.Amendment to Section 1.02. Section 1.02 of the Agreement is hereby amended by adding the following sentence to the end of the current paragraph: “Notwithstanding the foregoing, the Purchase Price will be reduced to Four Million Forty Nine Thousand Twenty Two Dollars and 00/100 USD ($4,049,022.00) if the Buyer makes the Second Payment described in Section 1.03(ii) of the Agreement.”

3.Amendment to Section 1.03. Section 1.03 of the Agreement is hereby amended and restated in its entirety as follows:

Section 1.03 Payment of Purchase Price. The Purchase Price shall be paid to the Seller as follows:

(i)Cash payment of One Million Five Hundred Thousand Dollars and 00/100 USD ($1,500,000.00) (the “Initial Payment”), to be paid in immediately available funds on the Closing Date, which has been paid and applied to the ANP Interest.

(ii)If Buyer pays $1,483,915.00 (the “Second Payment”) of the remaining portion of the Purchase Price on or before September 9, 2020, Seller will assign the ANP Interest to Buyer on the date the Second Payment is made, and the remaining portion of the Purchase Price would be reduced by $42,500.00, such that the remaining balance would be $1,065,107.00 (the “Reduced Balance”). With respect to the Second Payment, the Buyer may hold $100,000 in the trust account of Simpson & Simpson at 200 North Spring Street, Searcy, Arkansas, 72143 (the “Holdback Amount”), and the Holdback Amount will be released to Seller when Seller reasonably determines the ANP Member’s tax obligations for their portion of ANP’s business operations during 2020 prior to the sale of the ANP Interests, and if any taxes are owed by the minority owners of ANP, once the Seller has made a distribution to such minority owners for their respective tax obligations, and if the minority owners have no such tax obligations for 2020, when a statement by Seller has been provided to Buyer to that effect.

(iii)An additional payment (the “Final Payment”) equal to either (A) the Reduced Balance, if the Second Payment is made in accordance with Section 1.03(ii) above, or (B) Two Million Five Hundred Ninety One Thousand Five Hundred Twenty-Two Dollars and 00/100 USD ($2,591,522.00), if the Second Payment is not made. The Final Payment will be due in immediately available funds within thirty (30) calendar days after Pine Bluff Agriceuticals I, LLC, an Arkansas limited liability company (“Pine Bluff LicenseCo”), or any assignee, transferee, or other economic or controlling beneficiary of the Arkansas Medical Marijuana Dispensary License No. 222 or that marijuana dispensary license held by Pine Bluff LicenseCo as of the date hereof, makes its first retail marijuana sale to any medical patient or other customer; provided that if the Final Payment is not made on or before March 15, 2021, the Seller will have the right, by delivering written notice to the Buyer effective upon providing such notice, to terminate the sale of the PBM Interest and retain any portion of the Purchase Price that has been paid to the Seller.

4.Replace Defined Term Future Payment with Final Payment. All references to the defined term “Future Payment” in the Agreement should be replaced with the term “Final Payment.”

5.Amendment to Section 1.04. Section 1.04 of the Agreement is hereby amended and restated in its entirety as follows:

Section 1.04 Closing. The closing of the sale, transfer and assignment of the ANP Interest will occur effective when the Second Payment is made (the “First Closing”). The closing of the sale, transfer and assignment of the PBM Interest will occur effective when the Final

Payment is made (the “Second Closing”). At the First Closing and Second Closing, the Assignment of Collective Interest that the Seller delivered in connection with the Effective Date shall become effective with respect to the ANP Interest (on the First Closing) and the PBM Interest (on the Second Closing).

6.Amendment to Preface to each of Article II and Article III. In the preface to Articles II and III, replace the term “Closing Date” with “Effective Date” such that the Seller’s and Buyer’s respective representations and warranties in Article II and Article III are effective as of the Effective Date (which, for purposes of clarity, is January 22, 2020).

7.Amendment to Section 5.06. Section 5.06 of the Agreement is hereby amended and restated in its entirety as follows:

Section 5.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for tax purposes, unless otherwise required by applicable law.

8.Effect of this Second Addendum. In the event of any inconsistencies between this Second Addendum and the Agreement, the provisions of this Second Addendum shall prevail. The provisions of the Agreement, not otherwise amended, modified or supplemented by this Second Addendum, continue in full force and effect.

9.Binding. This Addendum shall be binding upon the parties and their respective affiliates and assigns.

10.Survival. The parties’ obligations under the Agreement, as amended, modified and supplemented by this Second Addendum, which by their nature would continue beyond termination, cancellation or expiration of the Agreement, as amended, modified and supplemented by this Second Addendum, shall survive termination, cancellation, or expiration of the Agreement, as amended, modified and supplemented by this Second Addendum.

11.Entire Agreement. This Second Addendum constitutes the full and entire agreement and understanding between the parties with respect to the subject matter hereof, and there are no agreements, representations, or warranties except as specifically set forth herein. This Second Addendum may not be amended or modified except by an instrument in writing signed by the party against whom enforcement of such amendment or modification is sought.

12.Counterparts. This Second Addendum may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signatures delivered by a party by facsimile transmission or by e-mail transmission shall be deemed an original signature hereto.

[Signature Page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed, effective as of the date first written above.

SELLER:

4Front Holdings LLC, a Delaware limited liability company

By: /s/ Josh Rosen

Josh Rosen, Manager

4Front Arkansas, LLC, a Delaware limited liability company

By:  /s/ Josh Rosen

Josh Rosen, Manager

BUYER:

Denham Investments, LLC, an Arkansas limited liability company

By: /s/ John P. Denham

John P. Denham, Manager